CERTIFICATE OF DESIGNATION
                                       OF
                         SERIES B, C AND D COMMON SHARES
                                       OF
                              VOYAGEUR FUNDS, INC.

     The undersigned duly elected Secretary of Voyageur Funds, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Corporation on October 24, 1995:

          WHEREAS, the total authorized number of shares of the Corporation is ten trillion, all of which shares are common shares, par value $.01 per share, as set forth in the Corporation's Amended and Restated Articles of Incorporation (the "Articles");

          WHEREAS, ten billion shares have been designated in the Articles as Series A Common Shares; and

          WHEREAS, the Articles set forth that the balance of nine trillion, nine hundred ninety billion shares may be issued in such series and classes and with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of any series or class of common shares as may be adopted from time to time by the Board of Directors of the Corporation.

          NOW, THEREFORE, BE IT RESOLVED, that ten billion of the remaining authorized but unissued common shares of the Corporation are hereby designated as Series B Common Shares, ten billion of the remaining authorized but unissued common shares of the Corporation are hereby designated as Series C Common Shares, and ten billion of the remaining authorized but unissued common shares of the Corporation are hereby designated as Series D Common Shares; and Series B through Series D shall each represent a separate and distinct portion of the Corporation's assets which shall take the form of a separate portfolio of investment securities, cash and other assets.

          FURTHER RESOLVED, that the Common Shares designated by these resolutions shall have the preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, set forth in the Articles.

          FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to file with the office of the Secretary of State of Minnesota a Certificate of Designation effectuating these resolutions.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of the Corporation this /ss/8th day of /ss/March, 1996.


                                        /s/Thomas J. Abood
                                        ------------------------------
                                           Thomas J. Abood, Secretary